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Exhibit 99.4

                     SANTA FE ENERGY RESOURCES, INC.

                                PROXY FOR

                     SPECIAL MEETING OF STOCKHOLDERS

                                    , 1999

This Proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Santa Fe Energy Resources, Inc., a Delaware corporation ("Santa Fe"), hereby appoints James L. Payne and David L. Hicks, or either of them, as proxies, each with power to act without the other and with full power of substitution, for the undersigned to vote the number of shares of common stock of Santa Fe that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Santa Fe to be held on
             ,             , at      a.m., local time, at
                                       , and at any adjournment or
postponement thereof, on the following matters that are more particularly
described in the Joint Proxy Statement/Prospectus dated             , 1999:


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "for" Proposals 1, 2, 3 and 4. Receipt of the Joint Proxy
Statement/ Prospectus dated                 , 1999, is hereby acknowledged.

P R O X Y
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.
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[X]  Please mark your
     votes as in this
     example.




1. Proposal to elect, subject to the consummation of the merger, five individuals designated by Snyder to serve on the board of directors of Santa Fe; James E. McCormick to serve until Santa Fe's 1999 Annual Meeting of Stockholders, Harold R. Logan, Jr. and Edward T. Story to serve until Santa Fe's 2000 Annual Meeting of Stockholders and John A. Hill and John C. Snyder to serve until Santa Fe's 2001 Annual Meeting of Stockholders.

                           FOR        WITHHELD
                           [_]           [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------



2. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 13, 1999, between Snyder Oil Corporation, a Delaware corporation ("Snyder"), and Santa Fe, relating to the merger of Snyder with and into Santa Fe, with Santa Fe surviving the merger including the issuance of shares of Santa Fe common stock in the merger;

                    FOR         AGAINST          ABSTAIN
                    [_]           [_]              [_]




3. Proposal to approve, contingent upon the passing of Proposal (1), the change in the company's name to "Santa Fe Snyder Corporation";

                    [_]           [_]              [_]


4. Proposal to approve, contingent upon the passing of Proposal (1), the increase in the authorized shares of capital stock to 350,000,000 shares;


                    [_]           [_]              [_]


5. To consider and take action upon any other matter which may properly come before the meeting or any adjournment or postponement thereof.

                    [_]           [_]              [_]


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 SIGNATURE(S)                          DATE

 NOTE: Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon.

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